Board of Directors
Symetra Life Insurance Company

Directors:

I have acted as counsel to Symetra Life Insurance Company (the “Company”) in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-6 for the Individual Flexible Premium Deferred Variable Life Policies (the "Policies") to be issued by the Company and its separate account, Symetra Separate Account SL. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.    Symetra Life Insurance Company is a validly existing stock life insurance company of the state of Iowa.

2.    Symetra Separate Account SL is a separate investment account of Symetra Life Insurance Company validly existing pursuant to the Iowa insurance laws and regulations thereunder.

3.    The portion of the assets to be held in Symetra Separate Account SL equal to the reserves and other liabilities under the Policies and any other Policies issued by the Company that are supported by Symetra Separate Account SL is not chargeable with liabilities arising out of any other business the Company may conduct.

3.    The Policies have been duly authorized by the Company and when they are issued in accordance with the prospectus contained in the Registration Statement, and upon compliance with applicable law, such Policy Owner will have a legally-issued, fully paid, non-assessable Policy.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

Rachel Dobrow Stone

Rachel Dobrow Stone
Senior Counsel